Exhibit 99.1

WAUSAU PAPER ANNOUNCES THIRD-QUARTER RESULTS;

PRINTING & WRITING CAPACITY REDUCTION

MOSINEE, WI – October 23 – (Business Wire) – Wausau Paper (NYSE:WPP) today reported net earnings for the third quarter of $6.1 million, or $0.12 per share, compared with $7.2 million, or $0.14 per share, the year before.  Net sales increased 4 percent to a record $319 million, while shipments increased slightly to 235,000 tons.

Third-quarter results included an after-tax gain of $1.8 million, or $0.03 per share, from the sale of timberlands and stock incentive credits of $0.6 million, or $0.01 per share.  Prior-year third-quarter results included after-tax timberland sales gains of $4.1 million, or $0.08 per share, and stock incentive charges of $0.5 million, or $0.01 per share.

Commenting on third-quarter results, Thomas J. Howatt, president and CEO said, “Net sales reached record levels for a second consecutive quarter with all three of our business segments achieving year-over-year sales improvement.  We continue to increase share in several target markets as recently introduced products, such as our new 100 percent recycled Dubl-Nature® Green Seal®-certified towel and tissue line, gain position with key customers.  Unfortunately, the benefit of market share and operational gains has been muted by fiber cost increases and historically high energy prices.  Nevertheless, we remain confident in our ability to drive long-term profitability through pursuit of our strategic initiatives – niche markets, product development, benchmark customer service, and operational excellence.”

Printing & Writing reported a third-quarter operating loss of $1.3 million compared with profits of $1.1 million last year.  Net sales and shipments increased 9 percent and 10 percent, respectively, with most of these gains occurring in non-core products.  “Despite our recent success penetrating attractive markets and achieving operating efficiency gains and cost reductions, Printing & Writing’s profitability continues to be limited by secular decline in the demand for uncoated freesheet papers and chronically over-supplied markets in North America, exacerbated by escalating input costs, most notably market pulp,” explained Mr. Howatt.  “At its October meeting, the Board of Directors approved a three-part plan to return Printing & Writing to profitable levels within the next several quarters and achieve returns that exceed our cost of capital by the end of 2009.  This plan includes the permanent closure of the Groveton mill, a sales and marketing effort focused on core products and brands, and an assessment of strategic investment alternatives to enhance capabilities and reduce costs in our Printing & Writing system.  Execution of these plans substantially removes our exposure to unprofitable commodity paper and other non-strategic business while further supporting our strategy to provide value-added products and benchmark service to our core customers.”

The company plans to cease manufacturing operations at its Groveton, New Hampshire mill effective December 31, 2007, reducing annual Printing & Writing production capacity by approximately 105,000 tons or 28 percent.  The shutdown will affect approximately 300 permanent jobs.  Pre-tax closure charges are estimated to be approximately $72 million with non-cash charges, primarily related to the write-down of long-lived assets, accounting for approximately $41 million of this total.  Pre-tax closure charges of approximately $52 million are expected in the fourth quarter with the remaining charges of $20 million occurring during the first half of 2008.  After considering income taxes and an anticipated reduction in working capital, the impact of the closure is expected to be cash-neutral on a cumulative basis.

“This capacity reduction will allow our sales and marketing efforts to focus on customer service as well as strategic products and brands such as Astrobrights®, Royal®, and Exact®, and better support our core stock-based and special manufacturing business,” continued Mr. Howatt.  “With the production capabilities provided by our Brokaw, Wisconsin, and Brainerd, Minnesota mills, Printing & Writing will continue to provide the same breadth of product and superior service that customers have come to expect, including regional distribution on the East Coast.  In addition, we are developing capital investment plans to further strengthen our long-term competitiveness and will share those details as specifics are available.”

Wausau Paper’s Specialty Products business reported third-quarter operating profits of $2.2 million compared with operating losses $0.3 million last year.  Net sales increased 1 percent, while shipments declined 6 percent, with half of the decrease due to reduced roll-wrap sales volumes.  “We are encouraged by the year-over-year profitability improvement achieved by Specialty Products.  The success of our selling price and mix upgrade initiatives allowed us to offset market pulp cost increases of $3 million and balance somewhat weaker demand in markets tied to the industrial and homebuilding sectors of the U.S. economy,” Mr. Howatt said.  “Our focus remains on pursuing attractive niche market opportunities such as those offered in food service/packaging and driving long-term profitability by increasing operational efficiencies and maximizing mix upgrade opportunities, which are being driven by the pace of new product introductions.”

Towel & Tissue’s third-quarter operating profits of $11.1 million were modestly lower than record third quarter profits of $11.5 million reported last year. Net sales increased 1 percent while shipments declined 2 percent due primarily to reduced commodity-oriented product volumes.  “Despite slightly lower earnings, we remain very pleased with the profitability of our Towel & Tissue business,” Mr. Howatt said. “Selling price increases and mix enhancement nearly offset higher manufacturing costs – most notably a 50 percent increase in wastepaper – enabling us to maintain strong operating margins.  With the ‘away-from-home’ towel and tissue market expanding minimally in 2007, pricing has become highly competitive and profitability limited in commodity-oriented product categories.  As a result, we continue to emphasize growth in higher-margin value-added products where we have increased shipments by 6 percent through the first nine months of the year.  This growth continues to be driven by innovative products such as our EcoSoft® Green Seal™ and OptiCore® product lines.”

The company sold approximately 1,600 acres of timberlands in the third quarter, continuing progress on its program to sell 42,000 acres of non-strategic timberlands.  A total of 23,000 acres remains in the sales program.  Also during the third quarter the company repurchased 314,000 shares of common stock at a cost of $3.4 million, and has approximately 1.1 million shares remaining under a previous board authorization.

For the first nine months of 2007, Wausau Paper reported net earnings of $25.8 million, or $0.51 per share, compared with net earnings of $10.3 million, or $0.20 per share the year before.  Current year results included after-tax timberland sales gains of $4.0 million, or $0.08 per share; one-time state tax benefits of $11.6 million, or $0.23 per share, related to the January 1, 2007, restructuring of the company’s subsidiaries; and stock incentive credits of $0.6 million or $0.01 per share.  Year-ago nine-month results included after-tax timberland sales gains of $5.8 million, or $0.12 per share, and stock incentive charges of $1.3 million, or $0.03 per share.  Net sales increased 5 percent to $936 million while shipments increased 1 percent to 699,000 tons.

Commenting on the fourth-quarter outlook, Mr. Howatt said, “Fiber prices continue to rise and signs of economic weakness are emerging as we enter the seasonally weaker fourth quarter.  That said, performance by our Towel & Tissue unit remains strong and momentum gains continue in our Specialty Products business.  At the same time, conditions in Printing & Writing remain unchanged as we begin to focus on our recovery plan. As a result, we expect fourth-quarter earnings comparable to prior year excluding timberland sales gains and charges associated with the closure of the Groveton mill.  Fourth-quarter 2006 results were $0.04 per share excluding timberland sales gains of $0.10 per share.

Wausau Paper’s third-quarter conference call is scheduled for 11:00 a.m. Eastern Time on Wednesday, October 24, and can be accessed through the company’s Web site at http://www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through October 31, 2007.

About Wausau Paper:

Wausau Paper, with record revenues of $1.2 billion in fiscal 2006, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Green Seal™ is a trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2006.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended September 30, 2007
(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (unaudited)	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Net sales	$ 319,342	$ 306,699	$ 935,970	$ 887,648
Cost of sales	286,316	270,721	842,853	799,566
Gross profit	33,026	35,978	93,117	88,082
Selling & administrative expenses	21,070	21,768	63,250	62,479
Restructuring	–	17	–	226
Operating profit	11,956	14,193	29,867	25,377
Interest expense	(2,861)	(2,904)	(8,518)	(8,496)
Other income, net	235	121	567	210
Earnings before income taxes and
cumulative effect of a change in accounting principle	9,330	11,410	21,916	17,091
Provision (credit) for income taxes	3,251	4,222	(3,881)	6,324
Earnings before cumulative effect
of a change in accounting principle	6,079	7,188	25,797	10,767
Cumulative effect of a change in accounting
principle (net of income taxes)	–	–	–	(427)
Net earnings	$ 6,079	$ 7,188	$ 25,797	$ 10,340

Earnings per share before cumulative effect
of a change in accounting principle (basic and diluted)	$ 0.12	$ 0.14	$ 0.51	$ 0.21
Cumulative effect of a change in accounting
principle (net of income taxes), per share	–	–	–	(0.01)
Net earnings per share (basic and diluted)	$ 0.12	$ 0.14	$ 0.51	$ 0.20
Weighted average shares outstanding-basic	50,457	50,889	50,625	50,990
Weighted average shares outstanding-diluted	50,679	51,162	50,937	51,282

Condensed Consolidated Balance Sheets (Note 1)	September 30,	December 31,
	2007	2006
Current assets	$ 293,774	$ 294,247
Property, plant, and equipment, net	450,318	468,372
Other assets	39,761	36,495
Total Assets	$ 783,853	$ 799,114

Current liabilities	$ 153,880	$ 155,182
Long-term debt	151,081	160,287
Other liabilities	189,201	209,571
Stockholders' equity	289,691	274,074
Total Liabilities and Stockholders’ Equity	$ 783,853	$ 799,114

Condensed Consolidated Statements	Nine Months
of Cash Flow (unaudited)	Ended September 30,
	2007	2006
Net cash provided by operating activities	$ 32,146	$ 17,080

Cash flows from investing activities:
Capital expenditures	(19,196)	(17,387)
Proceeds from property, plant, and equipment disposals	7,146	10,562
Net cash used in investing activities	(12,050)	(6,825)

Cash flows from financing activities:
Net issuances of commercial paper	6,490	–
Borrowings under credit agreements	20,000	–
Payments under capital lease obligation and notes payable	(35,146)	(162)
Dividends paid	(12,930)	(13,017)
Proceeds from stock option exercises	–	1,437
Excess tax benefits related to share-based compensation	35	99
Payments for purchase of company stock	(5,181)	(5,258)
Net cash used in financing activities	(26,732)	(16,901)

Net decrease in cash & cash equivalents	$ (6,636)	$ (6,646)

Note 1.

Balance sheet amounts at September 30, 2007, are unaudited.  The December 31, 2006, amounts are derived from audited financial statements.

Note 2.

Effective January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities.”  This FSP prohibits companies from recognizing planned major maintenance costs under the “accrue-in-advance” method that allowed the accrual of a liability over several reporting periods before the maintenance is performed.  We have adopted the direct expensing method, under which the costs of planned major maintenance activities are expensed in the period in which the costs are incurred.  The comparative financial statements for 2006 have been adjusted to apply the new method retrospectively, resulting in an increase in net earnings for the three months ended March 31, 2006, of $0.8 million, or $0.02 per basic and diluted share, an increase in net earnings of $0.1 million for the three months ended June 30, 2006, a decrease in net earnings of $0.3 million, or $0.01 per basic and diluted share for the three months ended September 30, 2006, and a decrease of $0.6 million, or $0.01 per basic and diluted share for the three months ended December 31, 2006.

Note 3.

On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Income Tax Uncertainties” (“FIN 48”).  FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority.  The literature provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.  The adoption of FIN 48 did not have a significant impact on our financial statements.

Note 4.

Effective January 1, 2007, we reorganized the various subsidiaries which comprised our operating segments to align more closely with our operating structure.  Each segment is now organized as a single member limited liability company and operates as a direct subsidiary of Wausau Paper Corp.  The new structure allowed us to utilize state net operating loss and credit carryovers of certain subsidiaries for which full valuation allowances had been previously established due to the fact that separate state tax returns were filed under our previous structure.  In the first quarter of 2007, we recorded state income tax benefits of $12.0 million, or $0.24 per basic and diluted share, primarily as a result of the reversal of these valuation allowances.  In the second quarter of 2007, we recorded state income tax charges of $0.4 million, or $0.01 per basic and diluted share, as a result of the recognition of a change in our effective state tax rate from our previous tax structure to our single member limited liability company tax structure.

Note 5.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective application transition method.  The modified prospective application transition method requires that as of the effective date, compensation cost related to share-based payment transactions is recognized as an operating expense in the statement of operations over the requisite service period of the grant based on the grant-date fair value of the award.  Under SFAS 123R, share-based payment awards that are settled in cash continue to be classified as a liability; however, rather than remeasuring the award at the intrinsic value each reporting period, the award is remeasured at its fair value each reporting period until final settlement.  The difference between the liability as previously computed (i.e., intrinsic value) and the fair value of the liability award on January 1, 2006, was $0.4 million net of any related tax effects ($0.7 million pretax), and was recorded as a cumulative effect of a change in accounting principle.

Note 6.

In July 2005, we announced plans to permanently close the sulfite pulp mill at our Brokaw, Wisconsin, facility.  The pulp mill was closed in November 2005 and the related long-lived assets were abandoned.  No closure-related charges impacting cost of sales were incurred during the three months ended September 30, 2006.  The cost of sales for the nine months ended September 30, 2006, include pre-tax pulp mill closure charges of $0.1 million.  Restructuring expense for the three and nine months ended September 30, 2006, reflect pre-tax charges of $0.01 million and $0.2 million, respectively, for other associated closure costs.  No charges to cost of sales or restructuring expense were incurred for the three and nine months ended September 30, 2007.

Note 7.

Interim Segment Information

We have reclassified certain prior-year interim segment information to conform to the 2007 presentation.  The adjustments and reclassifications are the result of a reporting change, effective January 1, 2007, in accordance with FASB FSP AUG AIR-1 (see Note 2), and as a result of restructuring the assets, operating results, and depreciation, depletion, and amortization of one facility from the Corporate and Unallocated segment to the Towel & Tissue segment (see Note 4).

Wausau Paper’s operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products. Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market. Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, and operating profit by segment is as follows:

(in thousands, except ton data)	September 30,	December 31,
	2007	2006
Segment assets (Note 1)
Specialty Products	$ 314,930	$ 319,387
Printing & Writing	237,562	243,362
Towel & Tissue	185,510	184,140
Corporate & Unallocated*	45,851	52,225
	$ 783,853	$ 799,114

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Net sales external customers (unaudited)
Specialty Products	$ 120,711	$ 119,030	$ 370,616	$ 352,459
Printing & Writing	119,548	109,580	339,621	320,931
Towel & Tissue	79,083	78,089	225,733	214,258
	$ 319,342	$ 306,699	$ 935,970	$ 887,648

Operating profit (loss) (unaudited)
Specialty Products	$ 2,236	$ (328)	$ 7,104	$ 4,471
Printing & Writing	(1,279)	1,106	(5,387)	(9,132)
Towel & Tissue	11,080	11,534	32,114	32,087
Corporate & Eliminations	(81)	1,881	(3,964)	(2,049)
	$ 11,956	$ 14,193	$ 29,867	$ 25,377

Depreciation, depletion, and amortization (unaudited)
Specialty Products	$ 6,040	$ 5,656	$ 17,314	$ 17,395
Printing & Writing	2,976	3,089	9,040	9,275
Towel & Tissue	6,126	5,492	17,746	16,006
Corporate & Unallocated	159	232	480	697
	$ 15,301	$ 14,469	$ 44,580	$ 43,373

Tons sold (unaudited)
Specialty Products	94,227	100,548	294,456	297,555
Printing & Writing	95,726	87,339	275,572	264,281
Towel & Tissue	44,619	45,656	128,990	127,919
	234,572	233,543	699,018	689,755

* Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.